Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-05

**Full Pricing Details** ~$1.572BN HYUNDAI PRIME AUTO ABS (HART 2023-B)

Joint Bookrunners: Barclays (str), Citi, Credit Agricole, Mizuho, and TD Securities

Co-Managers: Commerzbank and US Bank

-ANTICIPATED CAPITAL STRUCTURE-

CLS	AMT(mm)	Rtngs (S/F)	WAL*	E. FN	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	Px(%)
A-1	325.000	A1+/F1+	0.22	01/2024	07/2024	ICUR	+21	5.581	5.581	100.00000
A-2A	443.040	AAA/AAA	1.01	03/2025	05/2026	ICUR	+48	5.842	5.77	99.99803
A-2B**	150.000	AAA/AAA	1.01	03/2025	05/2026	SOFR30A	+48			100.00000
A-3	559.640	AAA/AAA	2.38	11/2026	04/2028	ICUR	+80	5.545	5.48	99.99566
A-4	95.120	AAA/AAA	3.57	05/2027	08/2029	ICUR	+92	5.375	5.31	99.98137
B	30.600			**RETAINED**
C	50.900			**RETAINED**

* WAL to 1.3% ABS, 5% clean-up call

** Maximum size of A-2B is 50% of total A-2 size

PRICED: TOE = 4:33 PM ET

-TRANSACTION DETAILS-

- Ticker:	HART 2023-B
- Deal Size:	$1.572bn offered
- Settlement Date:	7/19/2023
- Rating Agency:	S&P, Fitch

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.